As filed with the Securities and Exchange Commission on November 12, 2020

Registration No. 333-249831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	4922	45-5200503
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(832) 413-4770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Johnston

910 Louisiana Street, Suite 4200

Houston, TX 77002

(832) 413-4770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Davidson

Jason A. Rocha

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2020

PROSPECTUS

Summit Midstream Partners, LP

2,306,972 Common Units

Representing Limited Partner Interests

This prospectus relates to up to 2,306,972 common units representing limited partner interests (the “common units”) (34,604,581 common units prior to the Reverse Unit Split (as defined below)) in Summit Midstream Partners, LP (the “Partnership,” “we,” “our” or “us”) to be offered on a secondary basis by the selling unitholders named in this prospectus. For more information relating to the selling unitholders, please read “Selling Unitholders.”

The selling unitholders may offer and sell these common units in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. The selling unitholders may offer and sell the common units through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any of the proceeds from any sale of our common units by the selling unitholders.

Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “SMLP.”

On October 15, 2020, the Board of Directors of our general partner approved a 1-for-15 reverse split of our common units (the “Reverse Unit Split”), effective following market close on November 9, 2020. We effected the 1-for-15 Reverse Unit Split and our common units began trading on a split-adjusted basis on the NYSE on November 10, 2020. As a result of the Reverse Unit Split, every 15 outstanding common units were combined into one common unit. Any fractional common units issued as a result of the Reverse Unit Split were rounded to the nearest whole number of common units.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors described under “Risk Factors” beginning on page 9 of this prospectus for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2020

We have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus we have prepared. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or in any free writing prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. We will only offer to sell, and seek offers to buy, the securities registered under this prospectus in jurisdictions only where such offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

PROSPECTUS SUMMARY

Unless the context otherwise requires, references in this prospectus to the “Partnership,” “SMLP,” “we,” “our,” “us” or like terms, refer to Summit Midstream Partners, LP and its subsidiaries. Our “general partner” refers to Summit Midstream GP, LLC. This summary highlights information included or incorporated by reference into this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the common units representing limited partner interests in us (“common units”). You should read this prospectus and the documents incorporated herein by reference and other documents to which we refer for a more complete understanding of this offering.

Summit Midstream Partners, LP

We are a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. We were formed in 2012 and our common units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “SMLP.”

We provide natural gas gathering, compression, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term, fee-based agreements with our customers. Our results are primarily driven by the volumes of natural gas that we gather, compress, treat and/or process as well as by the volumes of crude oil and produced water that we gather.

We classify our midstream energy infrastructure assets into two categories:

•

Core Focus Areas—core producing areas of basins in which we expect our gathering systems to experience greater long-term growth, driven by our customers’ ability to generate more favorable returns and support sustained drilling and completion activity in varying commodity price environments. In the near-term, we expect to concentrate the majority of our capital expenditures in our Core Focus Areas. Our Utica Shale, Ohio Gathering, Williston Basin, DJ Basin and Permian Basin reportable segments (as described below) comprise our Core Focus Areas.

•

Legacy Areas—production basins in which we expect volume throughput on our gathering systems to experience relatively lower long-term growth compared to our Core Focus Areas, given that our customers require relatively higher commodity prices to support drilling and completion activities in these basins. Upstream production served by our gathering systems in our Legacy Areas is generally more mature, as compared to our Core Focus Areas, and the decline rates for volume throughput on our gathering systems in the Legacy Areas are typically lower as a result. We expect to continue to reduce our near-term capital expenditures in these Legacy Areas. Our Piceance Basin, Barnett Shale and Marcellus Shale reportable segments (as described below) comprise our Legacy Areas.

We are the owner-operator of, or have significant ownership interests in, the following gathering and transportation systems, which comprise our Core Focus Areas:

•	Summit Utica, a natural gas gathering system operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•

Ohio Gathering, a natural gas gathering system and a condensate stabilization facility operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•

Polar and Divide, a crude oil and produced water gathering system and transmission pipeline operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•	Bison Midstream, an associated natural gas gathering system operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•

Niobrara G&P, an associated natural gas gathering and processing system operating in the DJ Basin, which includes the Niobrara and Codell shale formations in northeastern Colorado and southeastern Wyoming;

•

Summit Permian, an associated natural gas gathering and processing system operating in the northern Delaware Basin, which includes the Wolfcamp and Bone Spring formations, in southeastern New Mexico; and

•

Double E, a 1.35 Bcf/d natural gas transmission pipeline that is under development and will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.

We are the owner-operator of the following gathering systems, which comprise our Legacy Areas:

•	Grand River, a natural gas gathering and processing system operating in the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado;

•	DFW Midstream, a natural gas gathering system operating in the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and

•	Mountaineer Midstream, a natural gas gathering system operating in the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia.

Risk Factors

You should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2019 (our “2019 Annual Report”), our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (our “First Quarter 2020 Quarterly Report”), our Quarterly Report on Form 10-Q for the three months ended June 30, 2020 (our “Second Quarter 2020 Quarterly Report”) and our Quarterly Report on Form 10-Q for the three months ended September 30, 2020 (our “Third Quarter 2020 Quarterly Report”) in evaluating an investment in our common units. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations and the trading price of our common units could decline.

Principal Executive Offices

Our principal executive office is located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and our telephone number is (832) 413-4770.

Recent Developments

SMP Holdings Term Loan Restructuring Transaction

On May 28, 2020, the Partnership acquired Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”) (such transaction, the “GP Buy-In Transaction”). Summit Investments is the sole member of Summit Midstream Partners Holdings, LLC (“SMP Holdings”), which owns the equity interests in our general partner and 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split). As a result of this acquisition, SMP Holdings became a subsidiary of the Partnership. SMP Holdings is the borrower under the Term Loan Agreement, dated as of March 21, 2017 (the “Term Loan”), among SMP Holdings, the lenders party thereto (the “Term Loan Lenders”) and Credit Suisse AG, Cayman Islands Branch, as

Administrative Agent and Collateral Agent (the “Term Loan Agent”). The Term Loan is secured by the common units and the general partner interest owned by SMP Holdings and is non-recourse indebtedness to the Partnership and its other operating subsidiaries.

On September 29, 2020, SMP Holdings, Summit Investments and, for limited purposes, the Partnership, entered into a Transaction Support Agreement (the “TSA”) with an ad hoc group of the Term Loan Lenders. The TSA sets forth the terms agreed between SMP Holdings, the beneficial owners of approximately 66% of the aggregate principal amount of claims under the Term Loan (the “Term Loan Claims”) that initially signed the TSA and any other Term Loan Lender that became a party to the TSA via execution of a joinder agreement to the TSA (the “Directing Lenders”) with respect to a consensual debt discharge and Term Loan restructuring transaction (together the “TL Restructuring”). In addition to, and in lieu of becoming a party to the TSA via the execution of a joinder agreement, through October 21, 2020 (the “Solicitation Period”), each of the Term Loan Lenders was provided the opportunity to consent to the TL Restructuring through execution of a consent agreement (the “Consent Agreement”) which, among other things, requires the consenting Term Loan Lender (all Term Loan Lenders who deliver an executed Consent Agreement, collectively, the “Transaction Consenting Lenders”) to execute a mutual release similar to the mutual release set forth in the TSA (the “Mutual Release”). As described further below, at the closing of the TL Restructuring and pursuant to the terms of the TSA and the Strict Foreclosure Agreement (as defined below), all Term Loan Claims, including the approximately $155.2 million in principal amount outstanding under the Term Loan, will be satisfied, and the Term Loan will be fully repaid and will cease to exist.

On the closing date of the TL Restructuring (the “Closing Date”), pursuant to the terms of the TSA and the Strict Foreclosure Agreement between SMP Holdings and the Term Loan Agent (the “Strict Foreclosure Agreement”), the Directing Lenders, as Required Lenders under the Term Loan, will direct the Term Loan Agent to execute a strict foreclosure (the “Strict Foreclosure”) on behalf of the Term Loan Lenders on the 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) currently held by SMP Holdings and pledged as collateral under the Term Loan (the “Specified Collateral”), which will be distributed to all Term Loan Lenders on a pro rata basis. In addition to the Strict Foreclosure, pursuant to the TSA, SMP Holdings will pay (i) to each of the Directing Lenders and Transaction Consenting Lenders, its pro rata share of a $20.0 million consent premium and (ii) to each of the Term Loan Lenders, its pro rata share of an additional $6.5 million. In exchange, all Term Loan Claims, as well as any claims arising under the Partnership’s deferred purchase price obligation, will be satisfied, the non-economic general partner interest will be released from the collateral package under the Term Loan, and the Term Loan will be fully satisfied and will cease to exist.

The TSA provides that the Partnership will use its reasonable best efforts to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) covering resales by the holders of the 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) comprising the Specified Collateral as selling unitholders, and to have such registration statement declared effective by the SEC. As a result, all 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) comprising the Specified Collateral are being registered for resale by the Term Loan Lenders under this prospectus. The common units currently held by SMP Holdings are not considered outstanding under the terms of the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of May 28, 2020 (the “partnership agreement”), but will automatically become outstanding upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure.

As of October 14, 2020, 100% of the Term Loan Lenders had become either Directing Lenders by becoming parties to the TSA or Transaction Consenting Lenders by executing the Consent Agreement and Mutual Release. The closing of the TL Restructuring pursuant to the TSA is contingent on the effectiveness of the registration statement of which this prospectus forms a part. Under the terms of the TSA, the Term Loan Lenders are required to execute the Strict Foreclosure Agreement and consummate the closing of the TL Restructuring on the Closing Date, subject to the following conditions, all of which are outside the control of the Term Loan Lenders: the TSA not having been terminated in accordance with its terms; the receipt of any necessary governmental or third-party consents; no Material Adverse Effect (as defined in the TSA) having occurred with respect to SMP Holdings or the Partnership; the holders of at least 73% of Term Loan Claims and two additional lenders that were not part of the initial ad hoc group of lenders having signed joinders to the TSA or having executed the Consent Agreement and Mutual Release (which condition, as noted above, was satisfied prior to filing of this registration statement); the effectiveness of this registration statement; payment of certain fees and expenses by SMP Holdings; the contribution by the Partnership to SMP Holdings of the cash consideration described above; and other customary closing conditions, including delivery of final closing documents in form and substance substantially similar to the forms included as exhibits to the TSA and conditions related to accuracy of SMP Holdings’ representations, warranties and covenants under the TSA.

Tender Offer for Series A Preferred Units

On November 10, 2020, the Partnership commenced an offer to purchase (the “Tender Offer”) for cash up to $25,000,000.00 aggregate purchase price of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A preferred units”).

In exchange for each Series A preferred unit properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on December 9, 2020 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by the Partnership, participating holders of Series A preferred units will receive $200.00. The Tender Offer will expire on the Expiration Date, unless the Partnership extends the Tender Offer or terminates it earlier.

Selected Financial Data

The following selected financial data has been derived from our audited financial statements included in our 2019 Annual Report, as amended by our Current Report on Form 8-K filed on August 7, 2020, and our Third Quarter 2020 Quarterly Report. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

Under GAAP, the GP Buy-In Transaction was deemed a transaction between entities under common control with a change in reporting entity. As a result, the Partnership recast its financial statements for the periods that the entities were under common control by Summit Investments to retrospectively reflect the GP Buy-In Transaction. Although the Partnership is the surviving entity for legal purposes, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results of the Partnership prior to the GP Buy-In Transaction are those of Summit Investments. Prior to the GP Buy-In Transaction, Summit Investments controlled the Partnership and the Partnership’s financial statements were consolidated into Summit Investments.

The following financial data includes periods prior to the GP Buy-In Transaction. Consequently, the Partnership’s consolidated financial statements have been retrospectively recast for all periods presented in order to present the financial results of the surviving entity, Summit Investments, for accounting purposes.

AS PREVIOUSLY REPORTED (and not giving effect to the Reverse Unit Split):

	Year ended December 31,
	2019	2018	2017
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net (loss) income among limited partner interests:
Net (loss) income attributable to limited partners	$(184,451)	$31,546	$(183,411)
Less net income attributable to Series A Preferred Units	28,500	28,500	3,563
Less net income attributable to Subsidiary Series A Preferred Units	58	—	—

Net (loss) income attributable to common limited partners	$(213,009)	$3,046	$(186,974)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding—basic (1)	45,319	45,319	45,319
Effect of nonvested phantom units	—	311	—

Weighted-average common units outstanding—diluted	45,319	45,630	45,319

(Loss) earnings per limited partner unit:
Common unit—basic	$(4.70)	$0.07	$(4.13)
Common unit—diluted	$(4.70)	$0.07	$(4.13)
Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	175	2	42

(1)

As a result of the acquisition of Summit Investments, the entity that owned our general partner, in May 2020, our historical results are those of Summit Investments. The number of common units of 45,318,866 represents those of Summit Investments and has been used for the earnings per unit calculations presented here. The 34,604,581 common units comprising the Specified Collateral are not considered outstanding or included in the calculation of EPU for any period shown as they are not deemed outstanding or otherwise contingently issuable under GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net income (loss) among limited partner interests:
Net income (loss) attributable to limited partners	$25,629	$(789)	$89,386	$(11,130)
Less:
Net income attributable to Series A Preferred Units	6,481	7,125	20,731	21,375
Net attributable to Subsidiary Series A Preferred Units	7,298	—	9,640	—
Add:
Deemed capital contribution from July 2020 Series A Preferred Unit exchange	54,945	—	54,945	—

Net income (loss) attributable to common limited partners	$66,795	$(7,914)	$113,960	$(32,505)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic (1)	51,974	45,319	47,331	45,319
Effect of nonvested phantom units	1,676	—	1,451	—

Weighted-average common units outstanding – diluted	53,650	45,319	48,782	45,319

Net Income (Loss) per limited partner unit:
Common unit – basic	$1.29	$(0.17)	$2.41	$(0.72)
Common unit – diluted	$1.25	$(0.17)	$2.34	$(0.72)
Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	4,031	176	3,353	70

(1)

As a result of the acquisition of Summit Investments, the entity that owned our general partner, in May 2020, our historical results are those of Summit Investments. The number of common units of 45,318,866 represents those of Summit Investments and has been used for the earnings per unit calculations presented here. The 34,604,581 common units comprising the Specified Collateral are not considered outstanding or included in the calculation of EPU for any period shown as they are not deemed outstanding or otherwise contingently issuable under GAAP.

AS ADJUSTED FOR ONE-FOR-FIFTEEN REVERSE UNIT SPLIT:

	Year ended December 31,
	2019	2018	2017
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net (loss) income among limited partner interests:
Net (loss) income attributable to limited partners	$(184,451)	$31,546	$(183,411)
Less net income attributable to Series A Preferred Units	28,500	28,500	3,563
Less net income attributable to Subsidiary Series A Preferred Units	58	—	—

Net (loss) income attributable to common limited partners	$(213,009)	$3,046	$(186,974)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic (1)	3,021	3,021	3,021
Effect of nonvested phantom units	—	21	—

Weighted-average common units outstanding – diluted	3,021	3,042	3,021

(Loss) earnings per limited partner unit:
Common unit – basic	$(70.51)	$1.01	$(61.89)
Common unit – diluted	$(70.51)	$1.00	$(61.89)
Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	12	1	3

(1)

As a result of our acquisition of Summit Investments, the entity that owned our general partner, in May 2020, our historical results are those of Summit Investments. The number of common units of 3,021,258 represents those of Summit Investments and has been used for the earnings per unit calculations presented here. The 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) comprising the Specified Collateral are not considered outstanding or included in the calculation of EPU for any period shown as they are currently held by SMP Holdings, a subsidiary of the Partnership, and the partnership agreement provides that common units held by a subsidiary are not outstanding.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net income (loss) among limited partner interests:
Net income (loss) attributable to limited partners	$25,629	$(789)	$89,386	$(11,130)
Less:
Net income attributable to Series A Preferred Units	6,481	7,125	20,731	21,375
Net income attributable to Subsidiary Series A Preferred Units	7,298	—	9,640	—
Add:
Deemed capital contribution from July 2020 Series A Preferred Unit exchange	54,945	—	54,945	—

Net income (loss) attributable to common limited partners	$66,795	$(7,914)	$113,960	$(32,505)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic (1)	3,465	3,021	3,155	3,021
Effect of nonvested phantom units	112	—	97	—

Weighted-average common units outstanding – diluted	3,577	3,021	3,252	3,021

Income (Loss) per limited partner unit:
Common unit – basic	$19.28	$(2.62)	$36.12	$(10.76)
Common unit – diluted	$18.67	$(2.62)	$35.04	$(10.76)
Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	269	12	224	5

(1)

As a result of our acquisition of Summit Investments, the entity that owned our general partner, in May 2020, our historical results are those of Summit Investments. The number of common units of 3,021,258 represents those of Summit Investments and has been used for the earnings per unit calculations presented here. The 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) comprising the Specified Collateral are not considered outstanding or included in the calculation of EPU for any period shown as they are currently held by SMP Holdings, a subsidiary of the Partnership, and the partnership agreement provides that common units held by a subsidiary are not outstanding.

The Offering

Common units offered:

By us	No common units.

By the selling unitholders	2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split).

Units outstanding prior to and after giving effect to this offering	6,109,375 common units (91,640,623 common units prior to the Reverse Unit Split). (1)

Use of proceeds	We will not receive any of the proceeds from the sale of common units by the selling unitholders.

Distribution policy	On May 3, 2020, we suspended distributions on our common units and our Series A preferred units. Please read “Distribution Policy.”

NYSE symbol	“SMLP”

1.

Includes the 2,306,972 common units currently held by SMP Holdings that are not considered outstanding under the terms of the partnership agreement, but will automatically become outstanding upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure. Excludes (1) 429,735 phantom units not yet granted and reserved for issuance under the SMLP Long-Term Incentive Plan (6,446,024 phantom units prior to the Reverse Unit Split) and (2) 301,985 phantom units granted but not yet vested under the SMLP Long-Term Incentive Plan (4,529,771 phantom units prior to the Reverse Unit Split) that entitle the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. We urge you to carefully consider the risks described elsewhere in this prospectus, any prospectus supplement, our 2019 Annual Report, our First Quarter 2020 Quarterly Report, our Second Quarter 2020 Quarterly Report and our Third Quarter 2020 Quarterly Report, which are incorporated by reference into this prospectus, in evaluating an investment in our common units. If any of the events described in those filings actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common units. You may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus as well as in periodic press releases and certain oral statements made by our officers and employees during our presentations are “forward-looking” statements concerning our operations, economic performance and financial condition. These forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements involve various risks and uncertainties, including, but not limited to, those described under the section entitled “Risk Factors” included herein.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These risks and uncertainties include, among others:

•	our decision whether to pay, or our ability to grow, our cash distributions;

•	fluctuations in natural gas, natural gas liquids (“NGLs”) and crude oil prices, including as of a result of political or economic measures taken by various countries or OPEC;

•	the extent and success of our customers’ drilling efforts, as well as the quantity of natural gas, crude oil and produced water volumes produced within proximity of our assets;

•	the current and potential future impact of the COVID-19 pandemic on our business, results of operations, financial position or cash flows;

•	failure or delays by our customers in achieving expected production in their natural gas, crude oil and produced water projects;

•	competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our gathering and processing assets or systems;

•

actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of our shipper customers to meet their financial obligations under our gathering agreements and our ability to enforce the terms and conditions of certain of our gathering agreements in the event of a bankruptcy of one or more of our customers;

•	the effectiveness of the Reverse Unit Split for regaining and maintaining compliance with the continued listing standards of the NYSE;

•

our ability to divest of certain of our assets or joint ventures to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;

•	the ability to attract and retain key management personnel;

•	commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

•	changes in the availability and cost of capital and the results of our financing efforts, including availability of funds in the credit and/or capital markets;

•	restrictions placed on us by the agreements governing our debt and preferred equity instruments;

•	the availability, terms and cost of downstream transportation and processing services;

•	natural disasters, accidents, weather-related delays, casualty losses and other matters beyond our control;

•	operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;

•	weather conditions and terrain in certain areas in which we operate;

•	any other issues that can result in deficiencies in the design, installation or operation of our gathering, compression, treating and processing facilities;

•

timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact our ability to complete projects within budget and on schedule;

•

our ability to finance our obligations related to capital expenditures, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on our results;

•

the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;

•	changes in tax status;

•	the effects of litigation;

•	changes in general economic conditions; and

•	other factors discussed below and elsewhere in this prospectus and in our other public filings, press releases and discussions with our management.

For additional information regarding known material factors that could cause our actual results to differ from projected results please read the rest of this prospectus, including the “Risk Factors” section herein, and Part I, “Item 1A. Risk Factors” in our 2019 Annual Report, Part II, “Item 1A. Risk Factors” in our First Quarter 2020 Quarterly Report, Part II, “Item 1A. Risk Factors” in our Second Quarter 2020 Quarterly Report and Part II, “Item 1A. Risk Factors” in our Third Quarter 2020 Quarterly Report.

USE OF PROCEEDS

All of the common units covered by this prospectus are being sold by the selling unitholders. See “Selling Unitholders.” We will not receive any proceeds from these sales of common units.

DISTRIBUTION POLICY

On May 3, 2020, the Board approved the immediate suspension of the distributions payable on our common units and our Series A preferred units, commencing with respect to the quarter ending March 31, 2020, to enable us to retain an incremental approximately $76 million of cash in the business annually, which we have been using to de-lever our balance sheet, enhance liquidity and increase financial flexibility.

Pursuant to Section 5.12(c)(i)(C) of the partnership agreement, unpaid distributions on the Series A preferred units will accumulate and accrue, and we will not be permitted to make any distributions on our common units until all current and accumulated distributions on the Series A preferred units have been paid. Common units do not accrue arrearages.

Any future determination to declare distributions will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.

SELLING UNITHOLDERS

This prospectus covers the offering for resale by the selling unitholders, from time to time, of up to 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split). These common units are pledged under the Term Loan to the Term Loan Agent for the benefit of selling unitholders, who are Term Loan Lenders. As of November 11, 2020, the selling unitholders did not own any common units.

On the Closing Date, the Directing Lenders, as Required Lenders under the Term Loan, will direct the Term Loan Agent to execute the Strict Foreclosure on behalf of the Term Loan Lenders on the 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) that comprise the Specified Collateral, which will be distributed to the Term Loan Lenders on a pro rata basis. We are registering the common units described below pursuant to the terms of the TSA, which requires that we file a registration statement to register the common units held by the Term Loan Lenders that became Directing Lenders and Transaction Consenting Lenders prior to the expiration of the Solicitation Period (as defined in the TSA). The closing of the TL Restructuring will occur promptly after this registration statement is declared effective by the SEC.

The common units currently held by SMP Holdings are not considered outstanding under the terms of the partnership agreement, but will automatically become outstanding upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure.

The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.”

The selling unitholders will be responsible for discounts and commissions payable to underwriters, selling brokers or dealer managers. We will be responsible for all other costs, expenses and fees in connection with the registration of the common units offered and sold by the selling unitholders under this prospectus.

Certain selling unitholders are affiliates of broker-dealers (but are not themselves broker-dealers) registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

The following table sets forth information relating to the selling unitholders as of November 11, 2020 based on information supplied to us by the selling unitholders on or prior to that date. The common units presented in this table are adjusted for the Reverse Unit Split. We have not sought to verify such information. Information concerning the selling unitholders may change over time, including by addition of additional selling unitholders, and if necessary, we will supplement this prospectus accordingly. The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. Additionally, the selling unitholders may have sold, transferred or otherwise disposed of some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”).

		Common units beneficially owned prior to the offering *	Common units being offered	Total common units beneficially owned after the offering **
Name of Selling Unitholder		Number	Number	Number	Percentage
Credit Suisse Loan Funding LLC		128,892	128,892	—	—
WEST CLO 2014-2 LTD	(1)	50,972	50,972	—	—

		Common units beneficially owned prior to the offering *	Common units being offered	Total common units beneficially owned after the offering **
Name of Selling Unitholder		Number	Number	Number	Percentage
AllianzGI Convertible & Income 2024 Target Term Fund	(2)	12,573	12,573	—	—
San Diego County Employees Retirement Association	(1)	27,850	27,850	—	—
WEST CLO 2013-1 LTD	(1)	35,959	35,959	—	—
WEST CLO 2014-1 LTD	(1)	40,454	40,454	—	—
Corre Horizon Fund, LP	(3)	7,495	7,495	—	—
Corre Opportunities Qualified Master Fund, LP	(3)	36,884	36,884	—	—
AMMC CLO 20, Limited	(4)	8,990	8,990	—	—
Delaware Floating Rate Fund, a series of Delaware Group Income Funds	(2)	23,061	23,061	—	—
Macquarie/ First Trust Global Infrastructure / Utilities Dividend and Income Fund	(2)	16,337	16,337	—	—
DoubleLine Opportunistic Credit Fund	(2)	4,104	4,104	—	—
DoubleLine Income Solutions Fund	(2)	33,058	33,058	—	—
Parallel ETB 2015-1 Ltd.	(5)	2,861	2,861	—	—
Parallel ETB 2017-1 Ltd.	(5)	4,333	4,333	—	—
Parallel ETB 2018-1 Ltd.	(5)	4,281	4,281	—	—
BCM 2014-I ETB, Inc.	(6)	23,223	23,223	—	—
BLLC 2019-I ETB, Inc.	(6)	18,243	18,243	—	—
BLLC 2019-II ETB, Inc.	(6)	6,940	6,940	—	—
Macquarie Senior Secured Loans Fund	(7)	1,665	1,665	—	—
Mountain View CLO 2013-1 Tax Sub LLC	(8)	12,336	12,336	—	—
Virtus Seix Floating Rate High Income Fund	(9)	114,583	114,583	—	—
City National Rochdale Fixed Income Opportunities Fund	(9)	14,133	14,133	—	—
Mountain View CLO 2014-1 Tax Sub LLC	(8)	8,981	8,981	—	—
Mountain View CLO 2016-1 Tax Sub LLC	(8)	8,152	8,152	—	—
Mountain View CLO 2017-1 Tax Sub LLC	(8)	20,683	20,683	—	—
Mountain View CLO 2017-2 Tax Sub LLC	(8)	10,334	10,334	—	—
Mountain View CLO IX Tax Sub LLC	(8)	16,978	16,978	—	—
Mountain View CLO X Tax Sub LLC	(8)	34,717	34,717	—	—
Mountain View CLO XIV Tax Sub LLC	(8)	28,390	28,390	—	—
B&M CLO 2014-1 Ltd.	(10)	30,553	30,553	—	—
Midwest Operating Engineers Pension Trust Fund	(10)	2,059	2,059	—	—
BNPP IP CLO 2014-I, Ltd.	(11)	21,719	21,719	—	—
BNPP IP CLO 2014-II, Ltd.	(11)	21,719	21,719	—	—
Wind River Fund, LLC	(2)	14,512	14,512	—	—
PensionDanmark Pensionsforsikringsaktieselskab	(12)	10,034	10,034	—	—
Apidos CLO XXII Blocker A	(13)	16,707	16,707	—	—
Apidos CLO XXIII Blocker A	(14)	16,628	16,628	—	—
Apidos CLO XXV Blocker A	(13)	21,773	21,773	—	—
Apidos CLO XXVI Blocker A	(14)	17,265	17,265	—	—
Apidos CLO XXVII Blocker A	(14)	16,284	16,284	—	—
Apidos CLO XXVIII Blocker A	(14)	25,377	25,377	—	—
Apidos CLO XXIX Blocker A	(14)	17,321	17,321	—	—
Apidos CLO XXX Blocker A	(14)	15,946	15,946	—	—
Apidos CLO XXXI Blocker A	(14)	21,409	21,409	—	—

		Common units beneficially owned prior to the offering *	Common units being offered	Total common units beneficially owned after the offering **
Name of Selling Unitholder		Number	Number	Number	Percentage
CVC Credit Partners Global Yield Blocker, LLC	(13)	5,607	5,607	—	—
Apidos CLO XI Blocker B	(13)	14,803	14,803	—	—
Apidos CLO XII Blocker A	(13)	13,380	13,380	—	—
Apidos CLO XV Blocker A	(13)	15,164	15,164	—	—
Apidos CLO XVIII-R Blocker A	(13)	19,850	19,850	—	—
Apidos CLO XX Blocker A	(13)	14,329	14,329	—	—
Apidos CLO XXI Blocker A	(13)	15,002	15,002	—	—
Apidos CLO XXIV Blocker A	(13)	14,728	14,728	—	—
CIFC 2012-II-R Blocker 1 LLC		5,723	5,723	—	—
CIFC 2013-III-R Blocker 1 LLC		4,483	4,483	—	—
CIFC 2013-IV Blocker 1 LLC		2,353	2,353	—	—
CIFC 2014 Blocker 1 LLC		9,438	9,438	—	—
CIFC 2014-III Blocker 1 LLC		5,200	5,200	—	—
CIFC 2014-II-R Blocker 1 LLC		5,136	5,136	—	—
CIFC 2014-IV-R Blocker 1 LLC		4,460	4,460	—	—
CIFC 2014-V Blocker 1 LLC		8,839	8,839	—	—
CIFC 2015-I Blocker 1 LLC		9,018	9,018	—	—
CIFC 2015-II Blocker 1 LLC		6,750	6,750	—	—
CIFC 2015-III Blocker 1 LLC		4,969	4,969	—	—
CIFC 2015-IV Blocker 1 LLC		3,593	3,593	—	—
CIFC 2015-V Blocker 1 LLC		3,269	3,269	—	—
CIFC 2016-I Blocker 1 LLC		4,985	4,985	—	—
CIFC 2017-I Blocker 1 LLC		24,597	24,597	—	—
CIFC 2017-II Blocker 1 LLC		14,627	14,627	—	—
CIFC 2017-III Blocker 1 LLC		17,167	17,167	—	—
CIFC 2017-IV Blocker 1 LLC		10,563	10,563	—	—
CIFC 2017-V Blocker 1 LLC		20,481	20,481	—	—
CIFC 2018-I Blocker 1 LLC		10,813	10,813	—	—
CIFC 2018-III Blocker 1 LLC		11,787	11,787	—	—
CIFC 2018-V Blocker 1 LLC		8,082	8,082	—	—
CIFC 2019-I Blocker 1 LLC		24,698	24,698	—	—
CIFC 2019-II Blocker 1 LLC		36,486	36,486	—	—
CIFC 2019-III Blocker 1 LLC		37,566	37,566	—	—
CIFC 2019-IV Blocker 1 LLC		14,384	14,384	—	—
CIFC Loan Opportunity Fund Blocker 1 LLC		12,824	12,824	—	—
CIFC Loan Opportunity Fund II Blocker 1 LLC		9,618	9,618	—	—
JSS Special Investments FCP (SIF) - JSS Senior Loan Fund		38,171	38,171	—	—
1828 PPP, LLC	(15)	6,841	6,841	—	—
Auburn PPP, LLC	(15)	12,410	12,410	—	—
Blue Cross and Blue Shield of Florida, Inc.	(15)	8,209	8,209	—	—
BAYVK R2-FONDS	(15)	24,437	24,437	—	—
EAF comPlan II - Private Debt	(15)	1,824	1,824	—	—
Chevron Master Pension Trust	(15)	5,929	5,929	—	—
GGH US BL Ametrine Sub-Trust a Sub-Trust of Guggenheim Amethyst Trust	(15)	2,919	2,919	—	—
Guggenheim Taxable Municipal Managed Duration Trust	(2)	1,140	1,140	—	—

		Common units beneficially owned prior to the offering *	Common units being offered	Total common units beneficially owned after the offering **
Name of Selling Unitholder		Number	Number	Number	Percentage
Guggenheim Energy and Income Fund	(2)	6,894	6,894	—	—
Guggenheim Credit Allocation Fund	(2)	16,582	16,582	—	—
Guggenheim Funds Trust - Guggenheim High Yield Fund	(2)	3,781	3,781	—	—
Guggenheim Funds Trust - Guggenheim Floating Rate Strategies Fund	(2)	6,894	6,894	—	—
Guggenheim Funds Trust - Guggenheim Macro Opportunities Fund	(2)	15,167	15,167	—	—
Guggenheim Strategic Opportunities Fund	(2)	15,963	15,963	—	—
GPF SMLP, LLC	(15)	24,096	24,096	—	—
Guggenheim CLO 2019-1 PPP, LLC	(15)	13,941	13,941	—	—
Health Care Service Corporation, a Mutual Legal Reserve Company	(15)	5,473	5,473	—	—
Hempstead II PPP, LLC	(15)	11,082	11,082	—	—
I.A.M. National Pension Fund	(15)	2,280	2,280	—	—
Maverick Enterprises, Inc.	(15)	3,792	3,792	—	—
Mercer Field II PPP, LLC	(15)	60,325	60,325	—	—
Midland National Life Insurance Company	(15)	17,103	17,103	—	—
GGH Leveraged Loan Fund, A Series Trust of MYL Global Investment Trust	(15)	2,280	2,280	—	—
North American Company for Life and Health Insurance	(15)	1,596	1,596	—	—
PartnerSelect High Income Alternatives Fund	(15)	228	228	—	—
Seven Sticks PPP, LLC	(15)	15,050	15,050	—	—
Sonoma County Employees’ Retirement Association	(15)	1,824	1,824	—	—
ZILUX FCP-SIF- ZILUX SENIOR LOANS GLOBAL	(15)	5,017	5,017	—	—
Endurance Assurance Corporation	(15)	1,824	1,824	—	—
Ares XXXVR CLO Tax Subsidiary Inc.		10,974	10,974	—	—
Ares XL CLO Tax Subsidiary Inc.		17,533	17,533	—	—
Ares XLI CLO Tax Subsidiary Inc.		15,166	15,166	—	—
Ares XLII CLO Tax Subsidiary Inc.		11,403	11,403	—	—
Ares XLIII CLO Tax Subsidiary Inc.		17,607	17,607	—	—
Ares XLIV CLO Tax Subsidiary Inc.		43,316	43,316	—	—
Ares XLIX CLO Tax Subsidiary Inc.		11,332	11,332	—	—
Ares XLV CLO Issuer Subsidiary Inc.		11,265	11,265	—	—
Ares XLVI CLO Tax Subsidiary Inc.		14,657	14,657	—	—
Ares XLVII CLO Tax Subsidiary Inc.		17,100	17,100	—	—
Ares XLVIII CLO Tax Subsidiary Inc.		12,843	12,843	—	—
Ares XXIX CLO Tax Subsidiary Inc.		10,615	10,615	—	—
Ares XXVII CLO Tax Subsidiary Inc.		12,189	12,189	—	—
Ares XXVIIIR CLO Tax Subsidiary Inc.		13,531	13,531	—	—
Ares XXXIIR CLO Tax Subsidiary Inc.		11,874	11,874	—	—
Ares XXXIR CLO Tax Subsidiary Inc.		22,374	22,374	—	—
Ares XXXIV CLO Tax Subsidiary Inc.		18,999	18,999	—	—
Ares XXXIX CLO Tax Subsidiary Inc.		11,874	11,874	—	—
Ares XXXVII CLO Issuer Subsidiary Inc.		17,083	17,083	—	—
Ares XXXVIII CLO Tax Subsidiary Inc.		10,408	10,408	—	—

		Common units beneficially owned prior to the offering *	Common units being offered	Total common units beneficially owned after the offering **
Name of Selling Unitholder		Number	Number	Number	Percentage
Flatiron CLO 2015-1 Equity Holdings LLC	(16)	4,822	4,822	—	—
Flatiron CLO 2017-1 Equity Holdings LLC	(16)	5,063	5,063	—	—
Flatiron CLO 2018-1 Equity Holdings LLC	(16)	7,875	7,875	—	—
Flatiron CLO 2019-1 Equity Holdings LLC	(16)	6,897	6,897	—	—
MainStay Floating Rate Fund, a series of MainStay Funds Trust	(2)	15,430	15,430	—	—
New York Life Insurance and Annuity Corporation	(17)	2,120	2,120	—	—
New York Life Insurance Company	(17)	3,051	3,051	—	—
TCI-Flatiron CLO 2016-1 Equity Holdings LLC	(16)	6,030	6,030	—	—
TCI-Flatiron CLO 2017-1 Equity Holdings LLC	(16)	9,653	9,653	—	—
TCI-Flatiron CLO 2018-1 Equity Holdings LLC	(16)	6,359	6,359	—	—
MainStay VP Floating Rate Portfolio, a series of MainStay VP Funds Trust	(2)	8,438	8,438	—	—
Bank Loan Core Fund	(2)	31,464	31,464	—	—
Pioneer Diversified High Income Trust	(2)	5,709	5,709	—	—
Pioneer High Income Trust	(2)	12,271	12,271	—	—
Pioneer Floating Rate Trust	(2)	23,920	23,920	—	—
Pioneer Floating Rate Fund	(2)	6,293	6,293	—	—
Jefferies LLC		3,475	3,475	—	—
JNL/PPM America Floating Rate Income Fund	(2)	16,064	16,064	—	—
PPM Floating Rate Income Fund	(2)	412	412	—	—
PPM CLO 2018-1 Ltd.		8,232	8,232	—	—
PPM CLO 3 Ltd.		6,639	6,639	—	—

*

The amount of common units beneficially owned prior to the offering assumes the execution of the Strict Foreclosure by the selling unitholders on the common units that comprise the Specified Collateral.

**	The common units beneficially owned after the offering assumes each selling unitholder sells all of its common units offered hereby.
(1)

Brit Stickney and Joanna Willars have voting and investment control over the common units held by the selling unitholder in their capacities as employees of Allianz Global Investors U.S. LLC (“AllianzGI”). AllianzGI acts as the collateral manager for the selling unitholder.

(2)	The selling unitholder is a registered investment company under the Investment Company Act of 1940.
(3)	John Barrett and Eric Soderlund, managing members of the general partner of the selling unitholder, have voting and investment control over the common units held by the selling unitholder.
(4)	American Money Management Corp. acts as the collateral manager of the selling unitholder.
(5)

DoubleLine Capital LP has voting and investment control over the common units held by the selling unitholder. Robert Cohen, in his capacity as portfolio manager at DoubleLine Capital LP, has voting and investment control over the common units held by the selling unitholder.

(6)

Adrienne Butler has voting and investment control over the common units held by the selling unitholder in her capacity as employee of Barings LLC (“Barings”). Barings acts as the collateral manager for the sole stockholder of the selling unitholder.

(7)

Macquarie Investment Management Advisers serves as the investment advisor of the selling unitholder. Adam Brown, as an employee of Macquarie Investment Management Advisers and the account’s portfolio manager, has voting and investment control over the common units held by the selling unitholder.

(8)	Seix Investment Advisors LLC (“Seix Advisors”) serves as the collateral manager of the selling unitholder.
(9)	Seix Advisors serves as the subadvisor of the selling unitholder.

(10)

John Heitkemper, as portfolio manager for R Squared BM LLC (d/b/a Ducenta Squared Asset Management), investment manager for the selling unitholders, has voting and investment control over the common units held by the selling unitholder.

(11)	Vanessa Ritter has voting and investment control over the common units held by the selling unitholder.
(12)	Oak Hill Advisors, L.P. serves as the investment manager of the selling unitholder.
(13)	CVC Credit Partners, LLC serves as the investment manager of the selling unitholder.
(14)	CVC Credit Partners U.S. CLO Management, LLC serves as the investment manager of the selling unitholder.
(15)

The investment committee of Guggenheim Partners Investment Management, LLC, as investment manager, advisor or sub-advisor on behalf of the selling unitholder, has investment authority pursuant to its investment management agreement with the selling unitholder.

(16)

NYL Investors LLC (“NYL”) serves as the collateral manager of the selling unitholder. Robert Dial, Mark Campellone, Elizabeth Standbridge and Arthur Tolley, as employees of NYL, have voting and investment control over the common units held by the selling unitholder.

(17)

NYL serves as the investment manager for the selling unitholder. Robert Dial, Mark Campellone, Elizabeth Standbridge and Arthur Tolley, as employees of NYL, have voting and investment control over the common units held by the selling unitholder.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the applicable selling unitholder offers or sells common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. We will not receive any of the proceeds from the sale by the selling unitholders of the common units.

Distributions of the common units by the selling unitholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such persons, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The common units offered pursuant to this prospectus may be sold in any of the following ways:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling unitholders to sell a specified number of such units at a stipulated price per unit;

•

block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the units, whether or not the options are listed on an options exchange;

•	through the distributions of the units by any selling unitholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling unitholders may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling unitholders may be required by the securities laws of certain states to offer and sell securities only through registered or licensed brokers or dealers.

The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales. The selling unitholders may make sales of the common units on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.

The selling unitholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act.

In connection with sales of the securities under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling unitholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling unitholders may from time to time pledge or grant a security interest in some or all of the common units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

The selling unitholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling unitholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF OUR COMMON UNITS

The Common Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of our cash distribution policy, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, as well as the classification of our Board, please read “The Partnership Agreement.”

Our outstanding common units are listed on the NYSE under the symbol “SMLP,” and any additional common units we issue will also be listed on the NYSE. We received a formal notice from the NYSE on April 10, 2020 indicating noncompliance with the continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual because the average closing price of our common units had fallen below $1.00 per unit over a period of 30 consecutive trading days, which is the minimum average unit price for continued listing on the NYSE. We have until December 19, 2020 to regain compliance with the minimum unit price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the common units must have: (i) a closing price of at least $1.00 per unit and (ii) an average closing price of at least $1.00 per unit over the 30 trading day period ending on the last trading day of such month. If we fail to regain compliance with Section 802.01C of the NYSE Listed Company Manual by the end of the cure period, the common units will be subject to the NYSE’s suspension and delisting procedures.

As of November 10, 2020, there were 3,802,403 common units outstanding. The common units currently held by SMP Holdings are not considered outstanding under the terms of the partnership agreement, but will automatically become outstanding upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure. On November 10, 2020 the last reported sales price of our common units on the NYSE was $12.67 per common unit. As of July 31, 2020, our most recent records indicate the Partnership’s common units are held by approximately 11,014 unitholders.

Transfer Agent and Registrar

Duties. American Stock Transfer and Trust Company (“AST”) serves as the transfer agent, cash distribution paying agent and registrar for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify AST, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent, cash distribution paying agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Common Units Underlying Warrants

On May 28, 2020, we issued warrants (the “warrants”) to SMP TopCo, LLC and SMLP Holdings, LLC, affiliates of Energy Capital Partners II, LLC (the “ECP Entities”), to purchase up to an aggregate of 666,667 common units (10,000,000 common units prior to the Reverse Unit Split). The exercise price under the warrants is $15.345 per common unit ($1.023 prior to the Reverse Unit Split). We may issue a maximum of 666,667 common units (10,000,000 common units prior to for the Reverse Unit Split) under the warrants.

The warrants have not been registered under the Securities Act, and were issued, and warrants issued in the future and the common units underlying those warrants will be issued, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Upon exercise of the warrants, each of the ECP Entities may receive, at its election, (i) a number of common units equal to the number of common units for which the warrants are being exercised, if exercising the warrant by cash payment of the exercise price; (ii) a number of common units equal to the product of the number of common units being exercised multiplied by (a) the difference between the average of the VWAP of the common units on the NYSE on each of the three trading days prior to the delivery of the notice of exercise (the “VWAP Average”) and the exercise price (the “VWAP Difference”), divided by (b) the VWAP Average; and/or (iii) an amount in cash, to the extent that the Partnership’s leverage ratio would be at least 0.5x less than the maximum applicable ratio set forth in the Partnership’s existing revolving credit facility, equal to the product of (a) the number of common units exercised and (b) the VWAP Difference, subject to certain adjustments under the warrants.

The warrants are subject to standard anti-dilution adjustments for stock dividends, stock splits (including reverse stock splits) and recapitalizations and are exercisable at any time on or before May 28, 2023. Upon exercise of the warrants, the proceeds to the holders of the warrants, whether in the form of cash or common units, will be capped at $30.00 per common unit ($2.00 prior to the Reverse Unit Split) above the exercise price.

DESCRIPTION OF OUR PREFERRED UNITS

Series A Preferred Units

On November 14, 2017, we issued 300,000 Series A preferred units at a price to the public of $1,000 per unit. The Series A preferred units currently rank senior to our common units with respect to distribution rights and rights upon liquidation. As of November 10, 2020, we had 237,184 Series A preferred units outstanding.

The Series A preferred units represent perpetual equity interests in us, and they have no stated maturity or mandatory redemption date. Holders of the Series A preferred units generally have no voting rights, except for limited voting rights in certain circumstances. Please read “The Partnership Agreement—Voting Rights—Voting Rights of Series A Preferred Units.”

The holders of our Series A preferred units are entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative and compounding semi-annual distributions or quarterly cash distributions, as applicable. Distributions on the Series A preferred units are cumulative and compounding from November 14, 2017, the date of original issue, and are payable semi-annually in arrears on the 15th days of June and December of each year to, but not including, December 15, 2022 and, thereafter, quarterly in arrears on the 15th days of March, June, September and December of each year. The initial distribution rate for the Series A preferred units from and including November 14, 2017 to, but not including, December 15, 2022 is 9.50% per year of the liquidation preference per unit (equal to $95 per unit per year). On and after December 15, 2022, distributions on the Series A preferred units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR, or, if no such rate is so published, a substitute or successor rate determined by the calculation agent, plus a spread of 7.43%.

The Series A preferred units have a liquidation preference of $1,000 per unit. Upon the occurrence of certain rating agency events, we may redeem the Series A preferred units, in whole but not in part, at a price of $1,020 (102% of the liquidation preference) per Series A preferred unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared. In addition, at any time on or after December 15, 2022, we may, at our option, redeem the Series A preferred units, in whole or in part, at a redemption price of (i) $1,040 for the year 2022, $1,020 for the year 2023 or $1000 for the years 2024 and thereafter (104%, 102% and 100% of the liquidation preference, respectively), per Series A preferred unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared (assuming such Series A preferred units are redeemed during the 12-month period beginning on the years indicated).

If certain change of control triggering events occur, each holder of the Series A preferred units may require us to repurchase all or a portion of such holders Series A preferred units at a purchase price equal to $1,010 per Series A preferred unit (101% of the liquidation preference) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including the date of settlement. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

Future Issuances of Preferred Units

Our partnership agreement authorizes us to issue an unlimited number of limited partner interests, including preferred units and other equity securities, for any partnership purpose at any time, and from time to time, to such persons for such consideration and on such terms and conditions as our general partner shall determine, subject to the approval of holders of our Series A preferred units with respect to securities that rank senior to, and in excess of a permitted amount of Parity Securities (as defined below) pari passu with, the Series A preferred units with respect to distributions. In accordance with Delaware law and the provisions of our partnership agreement, any additional partnership interests that we issue may, in the sole discretion of our general partner, have special voting or other rights to which the common units are not entitled.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions. The terms of our Series A preferred units and notable provisions with respect to distributions on the Series A preferred units are described under “Description of Our Preferred Units—Series A Preferred Units.”

On May 3, 2020, the Board approved the immediate suspension of the distributions payable on our common units and our Series A preferred units. We did not make a distribution on the common units with respect to the second quarter of 2020, nor did we make a distribution on the Series A preferred units on June 15, 2020. Please read “Distribution Policy.”

Distributions of Available Cash

Our Cash Distribution Policy. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to common unitholders of record on the applicable record date. Please read “—Definition of Available Cash” below. Because we are not subject to an entity-level federal income tax, we would have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

To the extent authorized by the Board, we pay distributions on our common units on or about the 15th of each of February, May, August and November to holders of record on or about seven days prior to such distribution date. We make the distribution on the business day immediately preceding the indicated distribution date if the distribution date falls on a holiday or non-business day.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy. There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay any distribution on our common units except to the extent we have available cash as defined in our partnership agreement and discussed in further detail below. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

•

Our cash distribution policy is subject to restrictions under our Third Amended and Restated Credit Agreement dated as of May 26, 2017, as amended by the First Amendment to Third Amended and Restated Credit Agreement dated as of September 22, 2017, the Second Amendment to Third Amended and Restated Credit Agreement dated as of June 26, 2019 and the Third Amendment to Third Amended and Restated Credit Agreement dated as of December 24, 2019 (the “Revolving Credit Facility”) and our Material Senior Indebtedness (as defined below). Our Revolving Credit Facility and Material Senior Indebtedness contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions notwithstanding our stated cash distribution policy.

•

In any quarter, the Series A preferred units and any Parity Securities must receive the distribution to which they are entitled for that quarter, plus any accrued and unpaid distributions from prior quarters, and the general partner must expect to have sufficient funds to pay the next distribution on the Series A preferred units and any Parity Securities, before any distributions can be paid on the common units. We cannot pay distributions on any junior securities, including any of the common units, prior to paying the distributions payable on the Series A preferred units. As of November 9, 2020, the amount of accrued and unpaid distributions on the Series A preferred units was $20.3 million. In addition, our Series A preferred units contain covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions on our common units notwithstanding our stated cash distribution policy.

•

Our general partner has the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those cash reserves could result in a reduction in cash distributions to our unitholders from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to distribute all of our available cash, may be amended. We can amend our partnership agreement with the consent of our general partner and the approval of a majority of the outstanding common units (excluding common units beneficially owned by our general partner).

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Delaware law, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

•

If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution rate to service or repay our debt or fund expansion capital expenditures.

Definition of Available Cash. Our partnership agreement generally defines “available cash” for any quarter as:

•	the sum of:

•	all of our and our subsidiaries’ cash and cash equivalents on hand at the end of that quarter;

•

as determined by our general partner, all of our and our subsidiaries’ cash or cash equivalents on hand on the date of determination of available cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter; less

•	the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for future credit needs);

•	comply with applicable law or any debt instrument or other agreement or obligation to which we or our subsidiaries are a party or to which our or our subsidiaries’ assets are subject;

•	provide funds for distributions on the Series A preferred units; or

•	provide funds for distributions to our common unitholders for any one or more of the next four quarters;

provided, however, that if our general partner so determines, disbursements made by us or our subsidiaries or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of available cash with respect to such quarter shall deemed to have been made, established, increased or reduced, for purposes of determining available cash within such quarter.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Method of Distributions. Subject to the distribution preferences of the Series A preferred units, we intend to distribute available cash to our common unitholders, pro rata. Our partnership agreement permits, but does not require, us to borrow to pay distributions. Accordingly, there is no guarantee that we will pay any distribution on the common units in any quarter. The Series A preferred units receive the distribution preference described below under “Description of our Preferred Units—Series A Preferred Units.”

Common Units. As of November 10, 2020, we had 3,802,403 common units outstanding. The common units currently held by SMP Holdings are not considered outstanding under the terms of the partnership agreement, but will automatically become outstanding upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure. Subject to the distribution preferences of the Series A preferred units, each common unit is entitled to receive cash distributions to the extent we distribute available cash. Common units do not accrue arrearages. Subject to the voting rights of the Series A preferred units, our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Please read “The Partnership Agreement—Issuance of Additional Partnership Interests” and “The Partnership Agreement—Voting Rights.”

Series A Preferred Units. As of November 10, 2020, we had 237,184 Series A preferred units outstanding. Until the redemption of the Series A preferred units, holders of the Series A preferred units are entitled to receive cumulative compounding distributions semi-annually until December 15, 2022 and quarterly thereafter. We cannot pay any distributions on any junior securities, including any of the common units, prior to paying the distribution payable to the Series A preferred units. Please read “Description of Our Preferred Units—Series A Preferred Units.”

General Partner Interest. Our general partner holds a non-economic general partner interest in us and therefore is not entitled to receive cash distributions. However, it may acquire common units and other partnership interests in the future and will be entitled to receive pro rata distributions in respect of those partnership interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided, that any accumulated and unpaid distributions and the applicable liquidation preference on our Series A preferred units shall be distributed with respect to our Series A preferred units (up to the positive balance in the associated capital accounts), prior to any distributions with respect to our common units or other junior securities.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of our Partnership Agreement Relating to Cash Distributions;”

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units;”

•	with regard to the rights of holders of Series A preferred units, please read “Description of Our Preferred Units—Series A Preferred Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in Delaware in May 2012 and have a perpetual existence.

Purpose

Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, treating, processing and transporting natural gas and providing crude oil and produced water gathering services, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, Series A preferred units and other partnership interests. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions” and “Description of Our Preferred Units—Series A Preferred Units.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units (subject to the limitations set forth in the definition of “Outstanding” in the partnership agreement). Please read “—Change of Management Provisions; Common Units Considered “Outstanding”.”

Issuance of additional units	No approval right by common unitholders; certain issuances require approval by 66 2/3% of the holders of our Series A preferred units. Please read “—Voting Rights of Series A Preferred Units.”

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders, and certain other amendments that would materially adversely affect any of the preferences, rights, powers, duties or obligations of the Series A preferred units require the approval of holders of 66 2/3% of the Series A preferred units. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement” and “—Voting Rights of Series A Preferred Units.”

Merger of our partnership or the sale of all or substantially all of our assets

Unit majority in certain circumstances, and if such merger or sale would materially adversely affect any of the rights, preference and privileges of the Series A Preferred Units, the affirmative vote of 66 2/3% of the Series A preferred units. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Election of directors	Plurality of the votes cast by the holders of outstanding common units at a meeting of the limited partners. Please read “—Meetings; Voting.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding common units, voting as a single class, including units held by our general partner. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including us), is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner

No approval required at any time. The ownership interest in our general partner is pledged under the terms of the Term Loan. In connection with the TL Restructuring, the non-economic general partner interest will be released from the collateral package under the Term Loan.

Voting Rights of Series A Preferred Units. The affirmative vote of 66 2/3% of the outstanding Series A preferred units, voting as a separate class, is required for us to amend our partnership agreement in a way that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A preferred units.

The affirmative vote of 66 2/3% of the outstanding Series A preferred units, voting as a class together with holders of any other Parity Securities established after the Series A preferred units and upon which like voting rights have been conferred and are exercisable, is required for us to:

•	create or issue any Parity Securities if the cumulative distributions payable on then outstanding Series A preferred units are in arrears;

•	create or issue any Parity Securities in excess of the Parity Basket (as defined below) if the cumulative distributions payable on then outstanding Series A preferred units are not in arrears;

•	create or issue any Senior Securities;

•	declare or pay any distributions to our common unitholders out of capital surplus (as defined in our partnership agreement); or

•

take any action that would result, without regard to any notice requirement or applicable cure period, in an Event of Default (as defined in our Material Senior Indebtedness) for failure to comply with any covenant in the Material Senior Indebtedness related to:

•	restricted payments,

•	incurrence of indebtedness and issuance of preferred stock,

•	incurrence of liens,

•	dividends and other payments affecting subsidiaries,

•	merger, consolidation or sale of assets,

•	transactions with affiliates,

•	designation of restricted and unrestricted subsidiaries,

•	additional subsidiary guarantors, or

•	sale and leaseback transactions.

“Material Senior Indebtedness” means (a) the indebtedness issued under that certain First Supplemental Indenture, dated as of July 15, 2014, by and among us, Summit Midstream Finance Corp. (“Finance Corp.”), the guarantors party thereto and U.S. Bank National Association, (b) the indebtedness issued under that certain

Second Supplemental Indenture, dated as of February 15, 2017, by and among us, Finance Corp., the guarantors party thereto and U.S. Bank National Association and (c) any future indebtedness of us or Finance Corp. in an amount greater than $200,000,000 issued under a note indenture (and not under any loan or other credit agreement with commercial banking institutions).

“Parity Basket” means:

1)    if there is at least $100 million of outstanding Series A preferred units, the greater of (a) an aggregate $150 million of non-convertible Parity Securities and (b) so long as the market capitalization of our common units is at least $1.5 billion, an aggregate amount of Series A preferred units or other non-convertible Parity Securities such that, at the time of issuance, the aggregate amount of outstanding Series A preferred units and other Parity Securities does not exceed 15% of the value of all outstanding common units; or

2)    if there is less than $100 million of outstanding Series A preferred units, an amount of Parity Securities as our general partner may determine.

“Parity Securities” means any class or series of partnership interests or other equity securities established after the original issue date of the Series A preferred units that is not expressly made senior or subordinated to the Series A preferred units as to the payment of distributions and amounts payable on a liquidation event.

“Senior Securities” means any class or series of partnership interests or other equity securities established after the original issue date of the Series A preferred units that is expressly made senior to the Series A preferred units as to the payment of distributions and amounts payable on a liquidation event.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our limited partners or of our limited partners to us, or the rights or powers of, or restrictions on, our limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”); or

•	asserting a claim governed by the internal affairs doctrine,

will be exclusively brought in the Court of Chancery of the State of Delaware. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings. This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws.

Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find that the forum selection provision contained in our partnership agreement is inapplicable or unenforceable in such action or actions. Limited partners will not be deemed, by operation of the forum selection provision alone, to have waived claims arising under the federal securities laws and the rules and regulations thereunder.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law. Under our partnership agreement, the exercise by a limited partner of the right to elect directors to the Board shall be in such limited partner’s capacity as a limited partner and shall not be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such limited partner’s limited liability under the Delaware Act.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the Partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in six states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our primary operating subsidiary, Summit Midstream Holdings, LLC (“Summit Holdings”) which we refer to as our “operating company,” may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners, other than current holders of Series A preferred units in certain circumstances. Please read “—Voting Rights—Voting Rights of Series A Preferred Units.”

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units, warrants, rights or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units, preferred units, warrants, rights or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, subject to the voting rights of the Series A preferred units, we may also issue additional partnership interests (such as preferred units, warrants or rights) that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, subject to the voting rights of the Series A preferred units, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of our units do not have preemptive rights under our partnership agreement to acquire additional units or other partnership interests.

Amendment of Our Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of our partnership or our unitholders, other than the implied contractual covenants of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that materially adversely affects any of the preferences, rights, powers, duties or obligations of the Series A preferred units requires the approval of holders of 66 2/3% of the Series A preferred units, voting as a separate class.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (excluding units owned by our general partner and its affiliates, which includes the common units pledged by SMP Holdings as collateral under the Term Loan for so long as such units remain pledged; however, upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure, such common units will be considered outstanding).

No Unitholder Approval. Subject to the voting rights of the Series A preferred units as described above under “—Voting Rights—Voting Rights of Series A Preferred Units”, our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests or rights to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, subject to the voting rights of the Series A preferred units, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

The affirmative vote of 66 2/3% of the Series A preferred units, voting separately as a class, is necessary on any manner (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A preferred units.

Opinion of Counsel and Limited Partner Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding units (excluding units owned by our general partner and its affiliates, which includes the common units pledged by SMP Holdings as collateral under the Term Loan for so long as such units remain pledged; however, upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure, such common units will be considered outstanding). Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries. Further, the affirmative vote of 66 2/3% of the Series A preferred units, voting separately as a class, is necessary on any matter (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A preferred units. Please read “—Voting Rights—Voting Rights of Series A Preferred Units.” Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries’ assets without that approval. Our general partner may also sell all or substantially all of our and our subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50.0% of the outstanding units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of all outstanding common units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist or withdrawal of our general partner where that withdrawal does not violate our partnership agreement our general partner will have the right to convert its general partner interest into common units or receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer common units to one or more persons, without unitholder approval.

No Fiduciary Duty to Series A Preferred Unit Holders

We and our general partner and its officers and directors do not owe any fiduciary duties to holders of the Series A preferred units.

Change of Management Provisions; Common Units Considered “Outstanding”

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner.

For example, if any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, the units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights, including, for the common units, with respect to voting on the appointment of members to the Board beginning in 2022. This loss of voting rights does not apply to persons who acquired such units from affiliates of the Partnership, their transferees and persons who acquired such units with the prior approval of the Board.

In addition, any common units held by the Partnership or a subsidiary of the Partnership, including the 2,306,972 common units (34,604,581 common units prior to the Reverse Unit Split) held by SMP Holdings, are not considered outstanding with respect to voting and distributions under the partnership agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such common units would then be considered outstanding with respect to voting and distributions. Upon the transfer of these common units to the Term Loan Lenders in the Strict Foreclosure, such common units will be considered outstanding.

Meetings; Voting

Beginning in 2022, an annual meeting of the limited partners holding outstanding common units for the election of directors to the Board, and such other matters that our general partner submits to a vote of the limited partners holding outstanding common units, will be held on such date as determined by our general partner. Special meetings of the limited partners may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed.

For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, our general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Each record holder of outstanding (subject to the limitations set forth in the definition of “Outstanding” in the partnership agreement) common units has a vote according to his percentage interest in the Partnership. Units held for a person’s account by another person (such as a broker, dealer or bank), in whose name such units are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding common units of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of such units, in which case the quorum shall be such greater percentage).

At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding common units entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of outstanding common units will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding common units.

If authorized by our general partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the minimum percentage of outstanding common units necessary to authorize or take that action at a meeting.

The Board of Directors

The number of directors on the Board will be not less than five or more than eight as determined from time to time by a majority of the directors then in office. Any decrease in the number of directors by the Board may not have the effect of shortening the term of any incumbent director.

The President or Chief Executive Officer of the general partner serves as a director and as the Chairman of the Board. The remaining directors are divided into three classes with respect to their terms. At each annual meeting of limited partners, commencing in 2022, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.

A director may only be removed for cause at a meeting of limited partners holding outstanding common units upon the affirmative vote of the limited partners holding a majority of the outstanding common units and only if, at the same meeting, the limited partners holding a majority of the outstanding common units nominate a replacement director and elect the replacement director to the Board. Vacancies on the Board (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.

Nominations of persons for election as directors to the Board may be made at an annual meeting of the limited partners only pursuant to our general partner’s notice of meeting (1) by or at the direction of a majority of the members of the Board or (2) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, 10% of the outstanding common units, and such limited partner, or each limited partner in such group, (A) was a limited partner at the time the notice provided for in the partnership agreement is delivered to our general partner and (B) complies with the notice procedures set forth in the partnership agreement.

For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in the partnership agreement. To be timely, a limited partner’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.

Nominations for directors may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the partnership agreement.

Only persons who are nominated in accordance with the procedures set forth in the partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Unless otherwise required by law or the partnership agreement, if each nominating limited partner does not appear at the annual or special meeting of limited partners to present a nomination, the nomination will be disregarded.

In addition to the provisions described above and in the partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Any references in the partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to, and do not, limit any requirements applicable to nominations pursuant to the partnership agreement, and compliance with the partnership agreement is the exclusive means for a limited partner to make nominations.

Limited Call Right

If at any time our general partner owns more than 80% of the then-issued and outstanding limited partner interests of any class (other than the Series A preferred units), our general partner will have the right, which it may assign in whole or in part to any affiliate of our general partner, including us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership interests of such class for the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase or cause the purchase of all outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units and Series A preferred units will be fully paid, and unitholders will not be required to make additional contributions.

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that may be subject to rate regulation by the Federal Energy Regulatory Commission or an analogous regulatory body in the future, each transferee of partnership interests, upon becoming the record holder of such partnership interests, will automatically certify, and the general partner at any time can request such holder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to U.S. federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to U.S. federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to U.S. federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information with 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Indemnification

Under our partnership agreement we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•

any person who is or was serving at the request of the general partner or any departing general partner or any of their affiliates as an officer, director, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner, subject to the operation and services agreement between us, our general partner and certain of our subsidiaries, for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

We will furnish or make available to record holders of units or other partnership interests, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners any information that our general partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests or could damage us or our business or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Summit Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Operating Agreement of Summit Midstream Holdings, LLC

We conduct all of our operations through Summit Holdings and its operating subsidiaries. Under the amended and restated limited liability company agreement of Summit Holdings, the management of Summit Holdings is vested in us. As the sole member, we have the authority to cause Summit Holdings to make distributions to us, among other things, as required.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of Ownership of Common Units

This section is a summary of the material tax considerations that may be relevant to prospective common unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Summit Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on common unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the U.S.), individual retirement accounts or annuities (“IRAs”), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of units and potential changes in applicable tax laws.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

We will rely on opinions of Baker Botts L.L.P. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (“IRS”) or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in our cash available for distribution and thus will be borne indirectly by our unitholders. Additionally if the IRS makes an audit adjustment to any of our income tax returns, our unitholders will directly or indirectly bear any taxes (including any applicable penalties and interest) resulting from such audit adjustment (please read “—Administrative Matters—Information Returns and Audit Procedures”). Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between

Transferors and Transferees”); (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”); and (iv) whether our use of simplifying conventions for making adjustments to “book” basis and relevant allocations is permitted by existing Treasury Regulations (please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Uniformity of Common Units”).

Partnership Status

A partnership is not a taxable entity and generally incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded limited partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded limited partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and refined products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Baker Botts L.L.P. on such matters. It is the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on IRS administrative guidance stating that the IRS will not challenge our determination that certain of our income is “qualifying income” within the meaning of Section 7704(d) of the Code. Additionally, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied include:

•	Neither we nor the operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe these representations are true and expect that these representations will continue to be true in the future.

The present federal income tax treatment of publicly traded partnerships or an investment in the units of publicly traded partnerships may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, such as proposals eliminating the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could affect our ability to meet the Qualifying Income Exception and could negatively impact the value of an investment in our common units.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a unitholder’s cash flow and after-tax return and may result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Common unitholders who are admitted as limited partners of Summit Midstream Partners, LP will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Summit Midstream Partners, LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Summit Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections” and “—Administrative Matters—Information Returns and Audit Procedures,” we will not pay any federal income tax. Instead, each common unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a common unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a common unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized, and by any excess business interest allocated to the unitholder. Immediately prior to the disposition of common units, a unitholder’s tax basis in such common units will be increased by the amount of any excess business interest that has not been deducted by him due to applicable limitations. Please read “—Limitations on Deductibility of Losses.” A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a common unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a common unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded limited partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded limited partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded limited partnerships.

For taxable years beginning after December 31, 2020 and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by taxpayers other than corporations. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or, for taxpayers filing a joint return, $500,000. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a common unitholder and not otherwise limited by the basis, at risk or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. Under 2017 legislation known as the Tax Cuts and Jobs Act, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” Proposed regulations adopt a broad definition of interest, treating certain amounts, including amounts paid as guaranteed payments for the use of capital with respect to our Series A preferred units, as business interest subject to the limitation. For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year.

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded limited partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

These rules were modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Under the CARES Act, we may elect to increase the amount of business interest expense we are allowed to deduct by increasing the 30% limitation to 50% of adjusted taxable income for our 2020 tax year. In determining the interest deductibility limitation for our 2020 tax year, we may elect to utilize the amount of our adjusted taxable income generated in our 2019 tax year.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any common unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will generally be allocated among all of our common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. If the capital accounts of the common unitholders have been reduced to zero, losses will be allocated to the Series A preferred units until the capital accounts of the Series A preferred units are reduced to zero, and to our common unitholders thereafter. If Series A preferred units are allocated losses in any taxable period, gross income from a subsequent taxable period, if any, would be allocated to the Series A preferred units in a manner designed to provide their liquidation preferences.

Section 704(c) of the Code and related Treasury Regulations require us to adjust the “book” basis of all assets held by us prior to an issuance of additional units to equal their fair market values at the time of a unit issuance. Purchasers of units in an offering are entitled to calculate tax depreciation and amortization deductions and other relevant tax items with respect to our assets based upon that “book” basis, which effectively puts purchasers in that offering in the same position as if our assets had a tax basis equal to their fair market value at the time of unit issuance. This may have the effect of decreasing the amount of our tax depreciation or amortization deductions thereafter allocated to purchasers of units in an earlier offering or of requiring purchasers of units in an earlier offering to thereafter recognize “remedial income” rather than depreciation and amortization deductions. In this context, we use the term “book” as that term is used in Treasury Regulations under Section 704 of the Code. The “book” basis assigned to our assets for this purpose may not be the same as the book value of our property for financial reporting purposes.

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Baker Botts L.L.P., is unable to opine as to the validity of such conventions.

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flows; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issue described above with respect to our simplifying conventions and the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” and “—Uniformity of Common Units,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A common unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

The highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%.

For taxable years beginning before January 1, 2026, subject to certain limitations, a non-corporate common unitholder is entitled to a deduction equal to 20% of the sum of:

•

the net amount of such unitholder’s allocable share of items of our income, gain, deduction and loss which are attributable to our conduct of a trade or business in the United States (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%, and certain payments made to the unitholder for services rendered to us); and

•

any gain recognized by such unitholder on the disposition of his common units to the extent such gain is attributable to certain Section 751 Assets, including depreciation recapture, depletion recapture and “inventory items” we own.

Prospective unitholders should consult their tax advisors regarding this deduction and the applicable limitations. These rates, and the deduction, are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed above). In the case of an individual, the tax is imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made an election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read “—Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “—Uniformity of Common Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000. In addition, a built-in loss is substantial if the transferee would be allocated a net loss in excess of $250,000 on a hypothetical sale of our assets for their fair market value immediately after a transfer of the interest at issue.

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we may elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by all of our unitholders as of that time. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part of or all of the goodwill, going concern value and other intangible assets we have acquired or will acquire in connection with an offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Please read “—Uniformity of Common Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until

December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A common unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions. The Treasury Regulations allow a similar monthly simplifying convention; however, such regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units from another unitholder may affect the uniformity of our units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a common unit purchaser’s deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of our units might be affected, and the gain from the sale of our units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

In addition, as described above at “ —Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of common units for purposes of making adjustments to “book” basis and related tax allocations, we will treat each of our common units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Our counsel, Baker Botts L.L.P., is unable to opine as to validity of such an approach. We do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material, and we do not expect this convention to have a material effect upon the trading of our units.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Further, a tax exempt organization with more than one unrelated trade or business (including by attribution from investments in a partnership, such as us, that is engaged in one or more unrelated trades or businesses) must compute its unrelated business taxable income separately for each such trade or business, including for purposes of determining any net operating loss deduction. As a result, it may not be possible for tax exempt organizations to use losses from an investment in us to offset taxable income from another unrelated trade or business.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded limited partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. common unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Gain realized by a non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain would be recognized upon a sale by the partnership of all its assets would be “effectively connected” with a U.S. trade or business. Thus, a substantial portion of a non-U.S. unitholder’s gain from the sale or other disposition of our units would be treated as effectively connected with such unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a non-U.S. unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business. We expect a substantial portion of the gain from the sale or disposition of our units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and the partnership is required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld. However, the U.S. Department of the Treasury and the IRS have suspended these rules for transfers of certain publicly traded partnership interests, including transfers of our common units, that occur before January 1, 2022. Under recently finalized Treasury Regulations, such withholding will be required on open market transactions, but in the case of a transfer made through a broker, a partner’s share of liabilities will be excluded from the amount realized. In addition, the obligation to withhold will be imposed on the broker instead of the transferee, and we will generally not be required to withhold from the transferee amounts that should have been withheld by the transferee but were not withheld. These withholding obligations will apply to transfers of our common units occurring on or after January 1, 2022.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

For taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to any of our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner and unitholders take the audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes an audit adjustment to an income tax return filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. We may elect to have our general partner and unitholders take any material audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election, if made, will be effective in all circumstances. With respect to an audit adjustment as to an entity in which we are a member or partner, we may not be able to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, and if we are unable to do so, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, we may require our unitholders and former unitholders to reimburse us for such taxes (including any applicable penalties or interest) or, if we are required to bear such payment our cash available for distribution to our unitholders might be substantially reduced.

In the event the IRS makes an audit adjustment to our income tax returns and we do not or cannot shift the liability to our unitholders in accordance with their interests in us during the taxable year under audit, we will generally have the ability to request that the IRS reduce the determined underpayment owed by the partnership by reducing the suspended passive loss carryovers of our unitholders (without any compensation from us to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.

For taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as our partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS.

Our partnership agreement names our general partner (or its designee) as the Partnership Representative. Any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements.

Generally, these rules apply to current payments of FDAP Income and, while such rules would have applied to payments of Gross Proceeds on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), common unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5.0 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals,

S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, common unitholders will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which the unitholder is a resident. We currently do business or own property in many states, several of which impose a personal income tax on individuals and certain of which also impose an income tax on corporations and other entities. Moreover, in the future we may also own property or do business in other states that impose income or similar taxes on non-resident individuals and corporations. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions if its income from that jurisdiction falls below the filing and payment requirement, such unitholder may be required to file income tax returns and to pay income taxes in other jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of such unitholder. Baker Botts L.L.P. has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN SUMMIT MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404 of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404 of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our securities or (2) an undivided interest in our underlying assets;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of our units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to be an undivided interest in our assets, with the result that the general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations (29 C.F.R. 2510.3-101) and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the regulations) and are registered under certain provisions of the federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above at the time of issuance, although there can be no assurance that such satisfaction will continue indefinitely.

The foregoing discussion of issues arising from employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our units should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws. The acquisition, holding and, to the extent relevant, disposition of common units by any Employee Benefit Plan is in no respect by us or any of our affiliates or representatives a determination or representation that such an investment meets all relevant legal requirements with respect to investments by such Employee Benefit Plans generally or any particular Employee Benefit Plan, or that such an investment is appropriate for Employee Benefit Plans generally or any particular Employee Benefit Plan.

LEGAL MATTERS

Certain legal matters in connection with our common units offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”), incorporated in this prospectus by reference from Summit Midstream Partners, LP’s Current Report on Form 8-K dated August 7, 2020, and the effectiveness of the Partnership’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of said firm given their authority as experts in accounting and auditing.

The financial statements of Ohio Gathering Company, L.L.C. incorporated in this prospectus by reference to Exhibit 99.1 to the Summit Midstream Partners, LP Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act.

We file annual, quarterly, current and other reports with the SEC under the Exchange Act (File No. 001-35666). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC through the SEC’s website, http://www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Our internet address is www.summitmidstream.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments and exhibits to those reports as well as our other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with, or furnished to, the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

We incorporate by reference in this prospectus the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•

Our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March  9, 2020, as subsequently amended by our Current Report on Form 8-K, as filed with the SEC on August 7, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 8, 2020, August 7, 2020 and November 6, 2020, respectively;

•

Our Current Reports on Form  8-K as filed with the SEC on February  25, 2020, March  20, 2020, April  1, 2020, April  16, 2020, May  5, 2020, June  2, 2020, June  4, 2020, July  14, 2020, July  24, 2020, August  3, 2020, August  7, 2020, September  9, 2020, September  30, 2020, October  23, 2020 and November 10, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

The description of our common units contained in our Registration Statement on Form 8-A, as filed with the SEC on September 26, 2012, including any subsequent amendments or reports filed for purpose of updating such description.

The information incorporated by reference is an important part of this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: James D. Johnston

Executive Vice President, General Counsel and Chief Compliance Officer

Telephone: (832) 413-4770

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

SEC registration fee	$2,793.77
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$50,000.00
Printing and engraving expenses	$20,000.00
Transfer agent and registrar fees	$10,000.00
Miscellaneous	$10,000.00

Total	$242,793.77

Item 14.	Indemnification of Directors and Officers

Summit Midstream Partners, LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

We expect that any underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification by the underwriters of us, any selling unitholder, our general partner, our general partner’s directors and our general partner’s officers who sign the registration statement, and any person who controls us, any selling unitholder or our general partner, including indemnification for liabilities under the Securities Act.

Summit Midstream GP, LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the amended and restated limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any member of our general partner;

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of our general partner or any affiliate of our general partner (other than us and our subsidiaries);

•

any person who is or was serving, at the request of our general partner or any affiliate of our general partner, as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by the Board.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.	Recent Sales of Unregistered Securities

On May 28, 2020, we issued the warrants to the ECP Entities to purchase up to 10,000,000 common units. The warrants were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The terms of the warrants required we file a registration statement to register the common units issuable upon exercise of the warrants. Such registration statement became effective on August 27, 2020.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit number		Description

3.1		Fourth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, dated May 28, 2020 (Incorporated herein by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

3.2		Second Amended and Restated Limited Liability Company Agreement of Summit Midstream GP, LLC, dated May 28, 2020 (Incorporated herein by reference to Exhibit 3.2 of the Partnership’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

3.3		Certificate of Limited Partnership of Summit Midstream Partners, LP (Incorporated herein by reference to Exhibit 3.1 to SMLP’s Form S-1 Registration Statement dated August 21, 2012 (Commission File No. 333-183466))

3.4		Certificate of Formation of Summit Midstream GP, LLC (Incorporated herein by reference to Exhibit 3.4 to SMLP’s Form S-1 Registration Statement dated August 21, 2012 (Commission File No. 333-183466))

4.1		Investor Rights Agreement, dated as of October 3, 2012, by and among EFS-S, LLC, Summit Midstream GP, LLC and Summit Midstream Partners, LLC (Incorporated herein by reference to Exhibit 4.1 to SMLP’s Current Report on Form 8-K dated October 4, 2012 (Commission File No. 001-35666))

5.1	+	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

8.1	+	Opinion of Baker Botts L.L.P. relating to tax matters

10.1		Purchase Agreement, dated as of June 12, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., Summit Midstream GP, LLC, the Guarantors named therein and the Initial Purchasers named therein (Incorporated herein by reference to Exhibit 1.1 to SMLP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666))

10.2		Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess North Dakota Pipelines LLC dated as of February 22, 2019 (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666))

Exhibit number	Description

10.3	Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess Infrastructure Partners LP dated as of February 22, 2019 (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666))

10.4	Indenture, dated as of June 17, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 7 1⁄2% senior notes due 2021) (Incorporated herein by reference to Exhibit 4.1 to SMLP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666))

10.5	Registration Rights Agreement, dated as of June 17, 2013, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors named therein and the Initial Purchasers named therein (Incorporated herein by reference to Exhibit 4.2 to SMLP’s Current Report on Form 8-K dated June 17, 2013 (Commission File No. 001-35666))

10.6	Joinder Agreement, dated as of June 4, 2013, by and among Summit Midstream Holdings, LLC, The Royal Bank of Scotland plc, as Administrative Agent, and the lenders party thereto (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 8-K dated June 5, 2013 (Commission File No. 001-35666))

10.7	Third Amended and Restated Credit Agreement dated as of May 26, 2017 (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated May 30, 2017 (Commission File No. 001-35666))

10.8	First Amendment to the Third Amended and Restated Credit Agreement dated as of September 22, 2017

10.9	Second Amendment to Third Amended and Restated Credit Agreement dated as of June 26, 2019 (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 10-Q dated August 9, 2019 (Commission File No. 001-35666))

10.10	Third Amendment to Third Amended and Restated Credit Agreement and Second Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of December 24, 2019

10.11	Amended and Restated Limited Liability Company Agreement of Summit Permian Transmission Holdco, LLC, dated as of December 24, 2019

10.12	Amended and Restated Guarantee and Collateral Agreement dated as of November 1, 2013 (Incorporated herein by reference to Exhibit 10.7 to SMLP’s 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (Commission File No. 001-35666))

10.13	Base Indenture, dated as of July 15, 2014, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp. and U.S. Bank National Association (Incorporated herein by reference to Exhibit 4.1 to SMLP’s Current Report on Form 8-K dated July 9, 2014 (Commission File No. 001-35666))

10.14	First Supplemental Indenture, dated as of July 15, 2014, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 5 1⁄2% senior notes due 2022) (Incorporated herein by reference to Exhibit 4.2 to SMLP’s Current Report on Form 8-K dated July 9, 2014 (Commission File No. 001-35666))

Exhibit number	Description

10.15	Second Supplemental Indenture, dated as of February 15, 2017, by and among Summit Midstream Holdings, LLC, Summit Midstream Finance Corp., the Guarantors party thereto and U.S. Bank National Association (including form of the 5.75% senior notes due 2025) (Incorporated herein by reference to Exhibit 4.2 to SMLP’s Current Report on Form 8-K dated February 17, 2017 (Commission File No. 001-35666))

10.16	Equity Distribution Agreement, dated June 12, 2015, among the Partnership, the General Partner, the Operating Company, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC. (Incorporated herein by reference to Exhibit 1.1 to SMLP’s Current Report on Form 8-K dated June 12, 2015 (Commission File No. 001-35666))

10.17	Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated as of February 25, 2016 (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Form 8-K filed March 1, 2016 (Commission File No. 001-35666))

10.18	Amendment to Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated February 25, 2019 (Incorporated herein by reference to Exhibit 10.3 to SMLP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666))

10.19	Amendment No. 2 to Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated November 7, 2019 (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated November 8, 2019 (Commission File No. 001-35666))

10.20	Equity Restructuring Agreement by and among Summit Midstream Partners, LP, Summit Midstream GP, LLC and Summit Midstream Partners Holdings, LLC dated as of February 25, 2019 (Incorporated herein by reference to Exhibit 10.4 to SMLP’s Current Report on Form 8-K dated February 26, 2019 (Commission File No. 001-35666))

10.21	Term Loan Credit Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, as borrower, SMP TopCo, LLC, as lender and administrative agent and Mizuho Bank (USA), as collateral agent (Incorporated herein by reference to Exhibit 10.1 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.22	Term Loan Credit Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, as borrower, SMLP Holdings, LLC, as lender, SMP TopCo, LLC, as administrative agent and Mizuho Bank (USA), as collateral agent (Incorporated herein by reference to Exhibit 10.2 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.23	Guarantee and Collateral Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, Summit Midstream Partners, LP, the subsidiaries listed therein and Mizuho Bank (USA), as collateral agent, relating to the ECP NewCo Term Loan Credit Agreement (Incorporated herein by reference to Exhibit 10.3 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.24	Guarantee and Collateral Agreement, dated May 28, 2020, by and among Summit Midstream Holdings, LLC, Summit Midstream Partners, LP, the subsidiaries listed therein and Mizuho Bank (USA), as collateral agent, relating to the ECP Holdings Term Loan Credit Agreement (Incorporated herein by reference to Exhibit 10.4 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

Exhibit number		Description

10.25		Pari Passu Intercreditor Agreement, dated as of May 28, 2020, among Wells Fargo Bank, National Association, as Revolving Credit Facility Collateral Agent, Mizuho Bank (USA), as NewCo Term Loan Collateral Agent and SMLP Holdings Term Loan Collateral Agent, Summit Midstream Holdings, LLC and other grantors from time to time party thereto (Incorporated herein by reference to Exhibit 10.5 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.26		Warrant to Purchase Common Units, dated May 28, 2020, from Summit Midstream Partners, LP to SMP TopCo, LLC (Incorporated herein by reference to Exhibit 10.6 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.27		Warrant to Purchase Common Units, dated May 28, 2020, from Summit Midstream Partners, LP to SMLP Holdings, LLC (Incorporated herein by reference to Exhibit 10.7 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.28		Amendment to Warrants to Purchase Common Units, dated August 7, 2020, by and among Summit Midstream Partners, LP, SMP TopCo, LLC and SMLP Holdings, LLC (Incorporated herein by reference to Exhibit 10.11 of SMLP’s Current Report on Form 10-Q for the three months ended June 30, 2020 (Commission File No. 001-35666))

10.29		Operation and Management Services Agreement, dated May 28, 2020, by and among Summit Midstream Partners, LP and Summit Operating Services Company, LLC (Incorporated herein by reference to Exhibit 10.8 to SMLP’s Current Report on Form 8-K dated June 2, 2020 (Commission File No. 001-35666))

10.30	**	Transaction Support Agreement, dated September 29, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC, Summit Midstream Partners, LP and the Initial Directing Lenders listed therein (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated September 30, 2020 (Commission File No. 001-35666))

10.31		Term Loan Agreement, dated as of March 21, 2017, among Summit Midstream Partners Holdings, LLC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (Incorporated herein by reference to Exhibit 10.9 of the SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.32		Guarantee and Collateral Agreement, dated as of March 21, 2017, by and among Summit Midstream Partners Holdings, LLC, as grantor, Summit Midstream Partners, LLC, as pledgor and grantor and Credit Suisse AG, Cayman Islands Branch, as collateral agent (Incorporated herein by reference to Exhibit 10.10 of SMLP’s Current Report on Form 8-K filed with the SEC on June 2, 2020 (Commission File No. 001-35666))

10.33	*	Amendment No. 1 to Employment Agreement, dated December 1, 2015, effective August 4, 2017, by and between Summit Midstream Partners, LLC and Leonard Mallett (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 8-K dated August 8, 2017 (Commission File No. 001-35666))

10.34	*	Second Amended and Restated Employment Agreement, effective March 1, 2017, by and between Summit Midstream Partners, LLC and Brad N. Graves (Incorporated herein by reference to Exhibit 10.24 to SMLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (Commission File No. 001-35666))

Exhibit number		Description

10.35	*	Amendment No. 1 to Amended and Restated Employment Agreement by and between Summit Midstream Partners LLC and Brock M. Degeyter, effective January 23, 2018 (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Form 8-K filed February 24, 2016 (Commission File No. 001-35666))

10.36	*	Employment Agreement, effective January 1, 2019, by and between Summit Midstream Partners, LLC and Marc D. Stratton (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Form 8-K dated January 2, 2019 (Commission File No. 001-35666))

10.37	*	Employment Agreement effective March 1, 2019, by and between Summit Midstream Partners, LLC and Louise E. Matthews (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated February 6, 2019 (Commission File Number 001-35666))

10.38	*	Form of Retention Bonus Agreement (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated June 11, 2019 (Commission File Number 001-35666))

10.39	*	Employment Agreement effective September 16, 2019, by and between Summit Midstream Partners, LLC and Heath Deneke (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated August 9, 2019 (Commission File Number 001-35666))

10.40	*	Summit Midstream Partners, LP 2012 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 8-K filed October 4, 2012 (Commission File No. 001-35666))

10.41	*	Award Agreement by and between Summit Midstream GP, LLC, Summit Midstream Partners, LP and Leonard Mallett (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Current Report on Form 8-K filed November 17, 2015 (Commission File No. 001-35666))

10.42	*	Summit Midstream Partners, LP 2012 Long-Term Incentive Plan Phantom Unit Agreement (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K filed March 17, 2014 (Commission File No. 001-35666))

10.43	*	Form of Director Unit Award Agreement (Incorporated herein by reference to Exhibit 10.3 to SMLP’s Current Report on Form 8-K filed October 4, 2012 (Commission File No. 001-35666))

10.44	*	Summit Midstream Partners, LLC Deferred Compensation Plan effective as of July 1, 2013 (Incorporated herein by reference to Exhibit 4.3 to SMLP’s Form S-8 Registration Statement dated June 28, 2013 (File No. 333-189684))

10.45	*	Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended and restated (Incorporated herein by reference to Exhibit 10.1 to SMLP’s Current Report on Form 8-K dated March 20, 2020 (Commission File No. 001-35666))

10.46	*	Form of Long-Term Incentive Plan Agreement for Employment Agreements (Incorporated herein by reference to Exhibit 10.2 to SMLP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (Commission File No. 001-3566))

10.47	*	Separation and General Release Agreement, effective as of August 7, 2020, by and between Summit Midstream Partners, LP and Brock Degeyter (Incorporated herein by reference to Exhibit 10.3 to SMLP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 (Commission File No. 001-3566)

10.48	*	Employment Agreement, effective as of September 4, 2020, by and between Summit Midstream Partners, LP and James Johnston (Incorporated herein by reference to Exhibit 10.4 to SMLP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 (Commission File No. 001-3566)

Exhibit number		Description

21.1		List of Subsidiaries (Incorporated herein by reference to Exhibit 21.1 to SMLP’s Current Report on Form 8-K dated August 7, 2020 (Commission File No. 001-35666))

22.1		Summit Midstream Partners, LP Subsidiary Issuers and Guarantors of Registered Securities (Incorporated herein by reference to Exhibit 22.1 to SMLP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (Commission File No. 001-35666))

23.1	***	Consent of Deloitte & Touche LLP—Summit Midstream Partners, LP

23.2	***	Consent of PricewaterhouseCoopers LLP—Ohio Gathering Company, L.L.C.

23.3	+	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

23.4	+	Consent of Baker Botts L.L.P. (included in Exhibit 8.1)

24.1	+	Power of Attorney (included in signature page)

*	Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 15(b) of this report.
**

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Partnership agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*** Filed herewith.

+	Previously filed.

Item 17.	Undertakings:

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (A)(l)(a), (A)(l)(b) and (A)(1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	If the registrant is relying on Rule 430B:

1.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 12, 2020.

Summit Midstream Partners, LP

By:	Summit Midstream GP, LLC, its general partner

By:	/s/ J. HEATH DENEKE
Name: J. Heath Deneke
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. HEATH DENEKE J. Heath Deneke	Director, President and Chief Executive Officer (Principal Executive Officer)	November 12, 2020

/s/ MARC D. STRATTON Marc D. Stratton	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2020

* James J. Cleary	Director	November 12, 2020

* Lee Jacobe	Director	November 12, 2020

* Robert J. McNally	Director	November 12, 2020

Signature	Title	Date
* Jerry L. Peters	Director	November 12, 2020

* Robert M. Wohleber	Director	November 12, 2020

* Marguerite Woung-Chapman	Director	November 12, 2020

James Johnston hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated person for whom he is attorney-in-fact, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of Summit Midstream Partners, L.P. filed on November 3, 2020 with the Securities and Exchange Commission.

*By:	/s/ James Johnston
James Johnston Attorney-in-Fact